Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form N-2 of OFS Capital, LLC of our report dated April 21, 2010, relating to our audit of the financial statements of Old Orchard First Source Asset Management, LLC (f/k/a Orchard First Source Asset Management, LLC) and subsidiaries (the Company) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

April 28, 2010